EXHIBIT 10.1

SALE OF SHARES AGREEMENT

between/amongst

AFRIORE INTERNATIONAL (BARBADOS) LIMITED

WITS BASIN PRECIOUS MINERALS INC

and

KWAGGA GOLD (BARBADOS) LIMITED

TABLE OF CONTENTS

1.	THE PARTIES	2

2.	INTERPRETATION	2

3.	INTRODUCTION	7

4.	PURCHASE OF THE SHARES	7

5.	PURCHASE PRICE	7

6.	PAYMENT OF THE PURCHASE PRICE	8

7.	DATA AND INFORMATION	9

8.	CLOSING	10

9.	WARRANTIES	12

10.	BENEFIT AND RISK	12

11.	GROSS SALES ROYALTY	12

12.	TRANSACTION INDIVISIBLE	13

13.	RELEASE OF GUARANTEE	13

14.	CONDITIONS PRECEDENT	14

15.	GOVERNING LAW	15

16.	DISPUTES	16

17.	BREACH	16

18.	ADDRESS FOR NOTICES	17

19.	COSTS	18

20.	GENERAL	19

SALE OF SHARES AGREEMENT

Dated the 12th day of December 2007

1.	THE PARTIES

1.1	AfriOre International (Barbados) Limited (“the Seller”)

1.2	Wits Basin Precious Minerals Inc (“the Purchaser”)

1.3	Kwagga Gold (Barbados Limited (“the Company”)

2.	INTERPRETATION

2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings :

“the Act”	the Companies Act, Cap. 308 of the Laws of Barbados;

“this Agreement”	this agreement including the annexes hereto;

“the Auditors”	the auditors of the Company;

“Bankable Feasibility Study”
means a comprehensive description of the construction, development, mining, processing, and marketing plan for a mine within a project area in such form and detail as is normally required by a bank or other financial institution (“the bank”) engaged in mining project finance for purposes of determining whether the bank shall finance and/or participate in the development of a mine and mining operations in respect of the whole or any part of the project area. The Bankable Feasibility Study shall include the confirmation of the estimated recoverable reserves of minerals and source material, the conduct of detailed drilling works, hydrological and geotechnical works, geological, mining, metallurgical, economic, legal, environmental, social and governmental studies, and metallurgical studies. The Bankable Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target mineral(s), identify the optimum structure for the mining venture, and include reference to relevant financial aspects;

“Business Day”	every day except Saturdays, Sundays and official public holidays in the Republic of South Africa or Barbados;

“the Claims”	all claims on loan account of the Seller against the Company as at the Signature Date;

“the Closing Date”	the date being 3 (THREE) Business Days after the Effective Date;

“the Company"	Kwagga Gold (Barbados) Limited (a Company incorporated under the laws of Barbados as Company No. 22715);

“the Effective Date”	the date of fulfilment of the conditions precedent in clause 14;

“the Parties”	the Purchaser and the Seller;

“the Purchaser”	Wits Basin Precious Minerals Inc (a corporation incorporated under the laws of State of Minnesota, U.S.A);

“the Seller”	AfriOre International (Barbados) Limited (a Company incorporated under the laws of Barbados as Company No. 12272);

“the Shares”
3 500 000 (THREE MILLION FIVE HUNDRED THOUSAND) Common Shares, fully paid up, in the issued share capital of the Company, constituting 65% (SIXTY FIVE PERCENT) of the entire issued share capital of the Company as at the Signature Date and which will represent 50% (FIFTY PERCENT) of the entire issued ordinary share capital of the Company after the acquisition of the further 15% (FIFTEEN PERCENT) shareholding in the Company to be acquired by the Purchaser as referred to in clause 6.1;

“the Shareholders Agreement”	the Shareholders Agreement between the Parties concluded on 27 August 2004 regulating the relationship of the Parties as shareholders in the Company;

“Signature Date”	the date of this Agreement;

“the Subsidiary”
Kwagga Gold (Proprietary) Limited (Registration No. 1998/007520/07), a company incorporated according to the laws of South Africa, which as at the Signature Date is a wholly-owned subsidiary of the Company;

“US$”	United States dollars.

2.3
If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Any reference to an enactment is to that enactment as at the Signature Date.

2.5	Unless inconsistent with the context, an expression which denotes :

2.5.1	any gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.

2.6
Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

3.	INTRODUCTION

3.1	The Seller is the beneficial owner of the Shares and the Claims and has good right and title to dispose of the same.

3.2	The Seller wishes to sell, and the Purchaser wishes to purchase, the Shares and the Claims upon the terms set out in this Agreement.

4.	PURCHASE OF THE SHARES

The Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller the Shares and the Claims with effect from the Closing Date.

5.	PURCHASE PRICE

5.1	The purchase price for the Shares and the Claims is US$1 162 000 (ONE MILLION ONE HUNDRED AND SIXTY TWO THOUSAND US DOLLARS).

5.2	The purchase price in clause 5.1 shall be allocated to the Claims at the face value thereof and the balance to the Shares.

6.	PAYMENT OF THE PURCHASE PRICE

6.1
The purchase price shall be paid by the Purchaser to the Seller in cash on 31 December 2008, or within 3 (THREE) months after the date of completion of the exploration expenditure by the Purchaser of US$1 400 000 (ONE MILLION FOUR HUNDRED THOUSAND US DOLLARS) to acquire a further 15% (FIFTEEN PERCENT) shareholding in the Company in terms of clause 2 of the Shareholders Agreement (to which the Purchaser commits itself), whichever date is the earlier.

6.2
The payment in clause 6.1 shall be made by means of telegraphic transfer into a bank account of the Seller (the details of which shall be provided to the Purchaser by the Seller in writing on the Closing Date) on the date specified in clause 6.1.

6.3
As security for the due and proper performance of its obligations set out in clause 6.1 and clause 6.2, the Purchaser will grant to the Seller a charge and security interest to and in all of the rights, interest and title of the Purchaser in and to the Shares with effect from the Closing Date and, for the purpose thereof and in fulfilment of this condition, will execute a Charge Over Shares Agreement, in the form of the draft attached hereto Annex 2 to be dated as of the Closing Date.

6.4	Notwithstanding the grant of security interest in the Shares in clause 6.3, the Purchaser shall be entitled (prior to transfer of such shares) to:

6.4.1	all dividends declared in respect of the charged shares; and

6.4.2	exercise all voting rights attaching to the charged shares.

6.5	The Parties acknowledge and agree that:

6.5.1	the obligations of the Purchaser secured by such charge are obligations of a commercial nature;

6.5.2
the application of the provisions of these clauses 6.3 to 6.7 will confer upon the Seller certain procedural benefits which, in the light of this Agreement, are fair, reasonable and necessary to ensure that the Seller does not suffer unfair commercial prejudice pursuant to a breach by the Purchaser of its obligations in clause 6.1.

6.6
The Purchaser shall on the Closing Date deliver to the Seller the original share certificates in respect of the charged shares in the Company and duly signed share transfer forms (which shall be undated and blank as to transferee). No breach by the Purchaser of any obligation to deliver a document to the Seller in terms of this clause 6.6 shall affect the validity or completion of the charge over the shares in the Company.

6.7	The charge referred to in clauses 6.3 to 6.6 shall be released by the Seller forthwith upon the payment of the purchase price in clause 6.1 by the Purchaser to the Seller.

7.	DATA AND INFORMATION

7.1	The Seller shall, on or before the Effective Date, furnish to the Purchaser:

7.1.1	the audited consolidated financial statements for the Company’s previous two (2) fiscal years, if available (unaudited consolidated financial statements if audited are unavailable);

7.1.2	the most current interim consolidated financial statements for the Company; and

7.1.3	any additional relevant financial information that the Seller possesses or may reasonably access or obtain and as reasonably requested by the Purchaser from time to time.

7.2
The Seller shall on the Effective Date furnish to the Purchaser all data and information in its possession relating to the Project Area provided that the Seller shall give no warranties in regard to the accuracy or veracity thereof.

7.3
The Seller shall furnish to the Purchaser all data and information relating to the Project Area which comes into its possession any time before payment of the purchase price in clause 6.1; provided that no warranties shall be given to the Purchaser in regard to the accuracy or veracity thereof.

8.	CLOSING

8.1	On the Closing Date and against the Purchaser furnishing the security in accordance with the provisions of clause 6.3 the Seller shall deliver to the Purchaser :

8.1.1	the written resignations of the directors, secretary and other officers, if any, of the Company and the Subsidiary appointed by the Seller;

8.1.2	a written resignation of the Auditors and the auditors of the Subsidiary, if the Purchaser so requires;

8.1.3	all books, documents, titles and records of the Company and the Subsidiary;

8.1.4	original certificates in respect of the Shares together with a currently dated transfer form relating thereto, duly signed by the Seller;

8.1.5	a written release and discharge of the Claims signed by the Seller;

8.1.6	a certified extract of the resolution of board of directors of the Company approving the sale and transfer of the Shares and the release and discharge of the Claims;

8.1.7	a certified extract of the resolution of shareholders of the Company approving of the sale and transfer of the Shares and the cession of the Claims.

8.2
On the Closing Date the Parties shall meet at the offices of Taback and Associates (Proprietary) Limited, 13 Eton Road , Parktown, Johannesburg, South Africa at 10h00 to exchange the charge documents referred to in clause 6.6 and the items mentioned in clause 8.1.

9.	WARRANTIES

The Seller warrants to the Purchaser that it owns the Shares and is entitled to give title thereto to the Purchaser. The Seller gives to the Purchaser no other warranties, representations or undertakings regarding the Company or the Subsidiary or any of the assets or liabilities of the Company or the Subsidiary.

10.	BENEFIT AND RISK

Notwithstanding the Signature Date, the benefit and risk relating to the Shares, shall be deemed to have passed to the Purchaser with effect from the Closing Date.

11.	GROSS SALES ROYALTY

11.1
Additional consideration for the sale of the Shares contemplated in this Agreement shall be payable by the Purchaser to the Seller in the form of the Gross Sales Royalty provided for and calculated in accordance with Annex “1” hereto.

11.2	The Company hereby binds itself to the provisions of this clause 11 as read with Annex “1” hereto.

11.3
The Company shall be entitled to buy back 1% (ONE PERCENT) of the 2% (TWO PERCENT) Gross Sales Royalty referred to in this clause 11 as read with Annex “1”, in return for the cash payment of US$2 000 000 (TWO MILLION U.S. DOLLARS) which right is exercisable for a period of 6 (SIX) months after completion of a Bankable Feasibility Study by the Subsidiary, in respect of the Project Area (or any part thereof) as defined in the Shareholders Agreement. The Company shall advise the Seller (or whoever holds the Gross Sales Royalty at the time) of the completion of the Bankable Feasibility Study within 30 (THIRTY) days of its completion.

11.4
The Seller shall be entitled to cede, assign and transfer the Gross Sales Royalty to any third party at its election without the necessity for obtaining the consent of the Purchaser therefor; provided that such third party shall be required to agree in writing to be bound by the terms of this Agreement relating to the Gross Sales Royalty, including without limitation the Company’s option to buy back a portion of the Gross Sales Royalty in accordance with the terms of clause 11.3.

12.	TRANSACTION INDIVISIBLE

All the transactions and arrangements contained or contemplated by this Agreement, including those contemplated in terms of the annexes hereto, constitute a single and indivisible transaction.

13.	RELEASE OF GUARANTEE

13.1
The Purchaser shall use reasonable commercial endeavours to procure the release as soon as possible after the Signature Date, of the Seller and any of its subsidiaries from any suretyship/guarantee obligations which the Seller or the Subsidiary may have undertaken on behalf of the Company or the Subsidiary.

13.2	To the extent necessary to procure the release of any such suretyship/guarantee, the Purchaser shall :

13.2.1	discharge or fulfil or procure the discharge or fulfilment of those debts or obligations set forth on Annex 3 hereto to which any suretyship/guarantee concerned may relate; or

13.2.2	substitute its suretyship/guarantee in place of the suretyship/ guarantee concerned for those debts or obligations set forth on Annex 3 hereto.

13.3
Pending the procurement of the release of any suretyship/guarantee as set out in clauses 13.1 and 13.2, the Purchaser hereby indemnifies the Seller (and any of its subsidiaries concerned all of which shall be deemed to have accepted the benefit of this clause on signature hereof by the Seller) against any claims which may be made against any of them in terms of the suretyship/guarantee concerned.

14.	CONDITIONS PRECEDENT

14.1
This Agreement (save for the provisions of this clause 14) is subject to the fulfilment of the conditions precedent that on or before 14 June 2008 (or such extended date as the Parties may agree in writing from time to time) :

14.1.1
the Minister of Minerals and Energy furnishes written consent in terms of section 11 of the Mineral and Petroleum Resources Development Act 28 for the change in controlling interest of the Subsidiary brought about by the transaction contemplated in this Agreement;

14.1.2
the Articles of Incorporation of the Company are amended to delete the provisions contained therein which stipulate that no share in the capital of the Company may be transferred without the prior approval of the directors of the Company, or a committee of such directors

14.2	The Parties shall use their reasonable commercial endeavours to procure fulfilment of the conditions precedent timeously. The costs related to such fulfilment shall be borne by the Purchaser.

14.3	Should the conditions precedent not be fulfilled timeously this Agreement shall lapse and cease to be of any further force or effect.

15.	GOVERNING LAW

The interpretation and implementation of this Agreement shall be governed by and construed in accordance with the laws of Barbados. The parties hereto hereby submit to the exclusive jurisdiction of the Supreme Court of Barbardos.

16.	DISPUTES

The Parties shall use their reasonable endeavours to resolve any dispute arising out of or in connection with this Agreement, (including any question regarding its existence, validity, implementation or termination), failing which the dispute shall first be referred to the Chief Executive Officer of the Purchaser and a director of the Seller appointed by Lonmin plc. Should such dispute not be resolved between them within 30 (THIRTY) days of the referral to them the dispute shall be referred to and finally resolved by arbitration in accordance with the provisions of clause 11.3 of the Shareholders Agreement the terms of which are hereby incorporated by reference.

17.	BREACH

Should either Party (“the Defaulting Party”) commit a breach of any of the provisions hereof, then the other Party (“the Aggrieved Party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 30 (THIRTY) Business Days written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law or equity; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 14 (FOURTEEN) Business Days after such amount has been finally determined.

18.	ADDRESS FOR NOTICES

18.1	The Parties hereto choose an address for notices for purposes of and in connection with this Agreement as follows :

18.1.1	the Seller -	C/O Lonmin Platinum
Northdowns Office Park
17 Georgian Crescent
Bryanston East
Johannesburg
South Africa Fax No: +27 11 516 1442

18.1.2	the Purchaser-	80 South
8th Street
Suite 900
Minneapolis
Minnesota
55402 USA

18.1.3	the Company-	C/O Lonmin Platinum
Northdowns Office Park
17 Georgian Crescent
Bryanston East
Johannesburg
South Africa Fax No: +27 11 516 1442

18.2
Either Party hereto shall be entitled to change its address for notices from time to time, provided that any new domicilium selected by it shall be an address at which process may be served, and any such change shall only be effective upon receipt of notice in writing by the other Party of such change.

18.3	All notices, demands, communications or payments intended for either Party shall be made or given at such Party's chosen address for the time being.

18.4	A notice sent by one Party to another Party shall be deemed to be received :

18.4.1	on the same day, if delivered by hand;

18.4.2	on the same day of transmission if sent electronically or by facsimile with receipt received confirming completion of transmission;

18.4.3	on the 14th (FOURTEENTH) Business Day after posting, if sent by prepaid registered mail.

18.5
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address.

19.	COSTS

Each Party shall bear its own costs of and incidental to the preparation, negotiation and execution of this Agreement. Any stamp duty or other costs and duties payable in connection with the transfer of the Shares shall be paid by the Purchaser.

20.	GENERAL

20.1
This Agreement constitutes the sole record of the agreement between the Parties, in regard to the subject matter thereof, and supersedes all prior agreements entered into between the Parties in regard to the subject matter thereof, including but not limited to the Shareholders Agreement.

20.2	Neither Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

20.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both the Parties.

20.4
No indulgence which either of the Parties (“the Grantor”) may grant to the other (“the Grantee”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future.

20.5
The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

20.6
Neither Party shall be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement to any person, without the prior written consent of the other Party which consent may not be unreasonably withheld; provided that the Purchaser may assign its rights and obligations under this Agreement to a controlled subsidiary of the Purchaser without the prior written consent of the Seller or the Company, provided that prior to the effective date of such assignment the Purchaser gives written notice of such assignment to the Seller and the controlled subsidiary executes a charge over the Shares in favour of the Seller on substantially the same terms and conditions as the draft attached hereto as Annex 2. For purposes of this clause 20.6, the term “controlled subsidiary” shall include any entity of which (i) the Purchaser possesses, directly or indirectly, 50% (FIFTY PERCENT) or more of the beneficial ownership or voting power, or (ii) the Purchaser possesses, directly or indirectly, 25% (TWENTY FIVE PERCENT) or more of the beneficial ownership or voting power and has the ability to control the composition of the board of directors or other governing body of the entity; provided that if the controlled subsidiary ceases to be a controlled subsidiary of the Purchaser prior to both of the payments in clauses 5.1 and 6.2 having been made, such rights and obligations shall be re-ceded back to the Purchaser.

20.7
Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

20.8
This Agreement may be executed in one or more counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts taken together shall constitute but one and the same Agreement.

for and on behalf of
the Seller

/s/ Christopher John Davies
by : Christopher John Davies
who warrants his authority hereto

for and on behalf of :
the Purchaser

/s/ H. Vance White
by : H. Vance White, Chairman
who warrants his authority hereto

for and on behalf of :
the Company

/s/ Christopher John Davies
by : Christopher John Davies
who warrants his authority hereto